Management Agreement

This Agreement made this July 22nd, by and between Signet Entertainment Corporation a Florida Corporation (Signet) with offices located;

205 Worth Avenue, Palm Beach, Florida 33480 represented by E W Letiziano, the corporation’s authorized representative and

Big Vision Studios a Nevada LLC (Big Vision) with offices located: 2250 E Tropicana #449 Las Vegas and 58 E Santa Anita Burbank CA. represented by Chuck Haifley, the LLCs authorized rep,

Prelude

Whereas, Signet has been established for the purpose of owning and operating certain enterprises that include the necessity of relocation to Nevada and /or other locations deemed necessary to conduct an ongoing business. Among other enterprises, Signet will establish a Television and Media facility (the facilities) which will offer live, taped and otherwise, presentations of programming transmitted from the Signet properties and mobile equipment and other means of communication to be constructed for the purpose of developing a terrestrial network me programming of which wul be available for distribution throughout the world.

Whereas, Big Vision Studios is in the Television Media business and possesses the capital investments, equipment and financial capability to administrate its direction in the marketplace. Big Vision Studios are connected with those professionals with expertise and experience in all phases of the Television broadcasting and delivery business and who are adequately knowledgeable in global networking.. Big Vision is organized to operate such an enterprise and confirms its strategic partnership or otherwise control and use of state of the art equipment including a TV studio occupying from 7500 to 20,000 square feet of well-maintained space in or near the City of Las Vegas and Burbank. Mr. Haifley substantiates and Signet accepts that the value of the equipment and Property controlled by Big Vision is reasonably estimated in excess of $5.0 million, which includes state of the art video systems.

Now Therefore Big Vision Studios will be the exclusive supplier of High Definition Equipment and Studio rental for Signet

Now Therefore Signet is desirous of establishing a Television Network fully self-sufficient and independent. Signet will endeavor to raise sufficient capital through a Private Placement Memorandum and a subsequent public offering the results of which will completely fund the requirements of the Signet Business Flan. In order to carry out such a project. Signet requires the permissible and lawful association with certain services and management companies witting to assist in the presentation of the Signet prominence. Consequently, Signet intends to enhance its offerings by mention these associations and affiliations in the Signet Business Plan and offerings. Disclosure of affiliations and associations with certain qualified and respected companies in its discussions and narratives will offer the investors the assurance of credible worth.

Therefore Signet offers to engage and Big Vision accepts the engagement as a strategic partner of Signet Big Vision is aware that Signet has an ongoing management contract in place with Triple Play Media Management,. Inc. and intends to enhance its capabilities by augmenting its operations to include the Big Vision services. Big Vision therefore agrees act as service agent on behalf of Signet as Signet directs on a time certain basis according to the terms and conditions herein delineated.

1.          Term. This agreement shall be in force and effect immediately upon execution of this agreement for a period of 1 year (the initial period) with an automatic extension of an additional five years unless the dissenting parry gives proper notice

2.          Compensation, Signet agrees to pay service a fee to Big Vision and BigVision agrees to accept its fees for services rendered on a most favored nation basis (or the first year of Signer’s operations. After the initial year, Signet agrees to pay Big Vision at the industry standard rates plus and Additional 15% in consideration of Big Vision’s concession in rates. Signet agrees to continue paying the industry rates plus 15% for as long as this agreement is in place, ft is understood that all fees will be paid as they become due and payable according to Big Vision’s requirements.

Signet will endeavor to raise capital contributions through a Private Placement Offering, Regulation 506 or as necessary and /or a Public Offering and show evidence of the total capital funds required for the establishment of the Network including providing funds for the budgeted operations of the business for the term of this agreement plus extensions.

3.	Big Vision Studios Bur bank facility is in escrow and it is to dose on Aug 5th 2005

4. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in accordance with the rules of a State Arbitration Association, selected by Signet and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

The above being agreed to, the parties hereto have affixed their signatures with all consideration being received and acknowledged.

By: /s/	By:	/s/
Ernest W. Letiziano		Big Vision Studios LLC
Authorized Representative,		LLC’s Rep

Signet Entertainment Corporation